Exhibit 10.1

Research Agreement

Pfizer Inc, a Delaware corporation with an address at 235 East 42nd Street, New York, NY 10017 and its Affiliates (“Pfizer”), and Power3 Medical Products, Inc. (“Power3”), a New York corporation with an address of 3400 Research Forest Drive, The Woodlands, TX  77381, enter into this Agreement for the conduct of studies described below.

1.             DEFINITIONS:  “Affiliates” for shall mean any corporation, firm, partnership or other entity which directly or indirectly controls, is controlled by, or is under common control with either of the parties.

2.             SCOPE OF WORK:  Pfizer would like to further evaluate the NuroPro assay capabilities. Power3 has agreed to test blinded and unblinded samples provided by Pfizer to facilitate the evaluation (“Study”) attached to and made part of this Agreement as Exhibit A.  Power3, under the direction of principal investigator Dr. Ira Goldknopf (“Principal Investigator”), will perform the Study.

3.             TERM:  The term of this Agreement is for twelve (12) months from the date of the last party to execute this Agreement.

4.             INFORMATION EXCHANGE:  There shall be no funding supplied by either Party to conduct the Proposal, provided, however, that Pfizer will provide Power3 with the materials as described below, and Power3 will perform the work described in the Study, and the Parties will exchange information as required to complete their respective obligations under this Agreement.

5.             INTELLECTUAL PROPERTY: Power3 will provide Pfizer with the results of the Study in the format given in Exhibit A.  Pfizer and Power3 will be free to use the results of the Study for their own research purposes.  With that exception, neither Party conveys any intellectual property to the other.

6.             CONFIDENTIALITY:  Neither Party will disclose any confidential information to the other under this Agreement.

7.             TRANSFER OF MATERIALS:  In order to complete the Proposal, Pfizer shall send to Power3 Pfizer biological samples (“Materials”), described in the Proposal.  Pfizer will be responsible for packaging and sending the Materials to

Power3 with an appropriate method, time and destination to be agreed upon by both Parties as necessary.  Power3 agrees:

i.      to use the Materials only to complete the work in the Proposal;

ii.     that it will not transfer the Materials to any third parties;

iii.            that the Materials will be used only in Power3 laboratories and only by laboratory personnel under Power3’s immediate and direct control;

iv              that the Materials will be received, handled, stored, used and disposed of in compliance with all applicable federal, state and local laws, regulations and guidelines, and in accordance with safe and prudent practices;

v.              that Power3 has adequate systems, procedures and personnel to review and oversee arrangements for the receipt, handling, storage, use and disposal of experimental materials of the nature of the Materials and that they will ensure that all persons involved in receiving, handling, storing, using or disposing of the Materials are adequately qualified by training and experience to do so safely and legally.

8.             RIGHTS TO MATERIAL:  The furnishing of the Materials by Pfizer to Power3 shall not constitute any grant or license to Power3 under any legal rights now or later held by Pfizer, other than as stated in this Agreement.  The furnishing of the results of the Proposal by Power3 to Pfizer shall not constitute any grant or license to Pfizer under any legal rights now or later held by Power3, other than as stated in this Agreement.

9.             REPORTS:  A written summary report will be submitted by Power3 to the Pfizer describing the results of the Proposal within thirty (30) days following completion of the Proposal.

10.          PUBLICITY:  No press releases or other statements, intended for use in the public or private media, in connection with this Agreement shall be made by Pfizer or Power3 without the prior written consent of the other Party.  If either Party is required by law or governmental regulation to describe its relationship to the other, it shall promptly give the other Party notice with a copy of any disclosure it proposes to make.  This does not include internal documents available to the public, which identify the existence of this agreement.

11.           ENTIRE AGREEMENT:  This Agreement sets forth the entire agreement between Pfizer and Power3 as to its subject matter.  None of the terms of this agreement shall be amended except in writing signed by both parties.

12.           BREACH:  If either party breaches this agreement, the other may terminate it if the breaching party does not cure the breach within thirty (30) days of written notice of the same.  The right of termination shall be an addition to any other rights the terminating party may have, at law or equity, pursuant to this Agreement.

13.           COMPLIANCE WITH LAWS:  Both Pfizer and Power3 shall comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any government authority in handling or disposing of biological reagents.

14.           CHOICE OF LAW:  This Agreement shall be construed in accordance with the laws of the State of New York.

Agreed:		Agreed:

Power3 Medical Products, Inc.		Pfizer Inc

By:	/s/ Steven B. Rash	By:	/s/ BJ Bormann

Name:	Steven B. Rash	BJ Bormann

Title:	Chairman & CEO	Vice President, Strategic Alliances

Date:	10/13/05	Date:	10-11-2005